EXHIBIT 99.1 PRESS RELEASE DATED AUGUST 16, 2007

News Release: August 16, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Announces New Appointment to Board of Directors

David F. Wilson Appointed to FHLBank's Board

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that its regulator, the Federal Housing Finance Board (Finance Board), has appointed David F. Wilson of Ketchum, Idaho, to serve on the Seattle Bank's Board of Directors as a community interest director.

Mr. Wilson is a commissioner of the Idaho Housing and Finance Association and the president of Wilson Construction, LLC, a residential and commercial development company in Ketchum, Idaho. He is also an active member of the National Association of Home Builders (NAHB) and served as the organization's president in 2005. Currently, he is an NAHB senior life director and vice chairman of the Home Building Industry Disaster Relief Fund. Mr. Wilson was mayor of Sun Valley, Idaho, from 1997 - 2001.

Mr. Wilson was appointed to serve the remainder of a three-year term that began January 1, 2006. His appointment is effective immediately.

The Seattle Bank's Board of Directors, which is comprised of financial service, business, and community leaders from across the Seattle Bank's district, currently includes 17 members: 10 directors elected by our members and seven appointed by the Finance Board. Two of the seven appointive directors are community interest directors chosen from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2006 Form 10-K filing with the SEC, which is available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.